Exhibit 4(i)

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 10-K of which this exhibit is a part, Howmet Aerospace Inc. (the “Company”) has the following classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): 600,000,000 shares of common stock, par value of $1.00 per share (the “Common Stock”).

Common Stock

The following briefly summarizes certain terms of the Common Stock. This summary does not describe every aspect of the Common Stock and is subject, and is qualified in its entirety by reference, to all of the provisions of our certificate of incorporation (the “Certificate of Incorporation”) and our bylaws (the “Bylaws”).

Dividend Rights

Holders of Common Stock are entitled to receive dividends as declared by the Company’s Board of Directors (the “Board”). However, no dividend will be declared or paid on the Common Stock until the Company has paid (or declared and set aside funds for payment of) all dividends that have accrued on all classes of outstanding Preferred Stock (as defined below), if any.

Voting Rights

Holders of Common Stock are entitled to one vote per share.

Liquidation Rights

Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after payments to creditors and holders of the Serial Preferred Stock, par value $100 per share, and Class B Serial Preferred Stock, par value of $1.00 per share (collectively, the “Preferred Stock”), if any, of amounts to which they are then entitled under the terms of the classes or series of the Preferred Stock and the Certificate of Incorporation, plus any accrued dividends, the Company’s remaining assets will be divided among holders of Common Stock. Under the Certificate of Incorporation, the consolidation or merger of the Company with or into any other corporation or corporations or share exchange or division involving the Company in pursuance of applicable statutes providing for the consolidation, merger, share exchange or division shall not be deemed a liquidation, dissolution or winding up of the Company.

Preemptive or Other Subscription Rights

Holders of Common Stock do not have any preemptive right to subscribe for any securities of the Company.

Conversion and Other Rights
No conversion, redemption or sinking fund provisions apply to the Common Stock, and the Common Stock is not liable to further call or assessment by the Company.

Other Matters

Limitation of Liability. Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting, with exceptions, the monetary liability of a director to the corporation or its stockholders for breach of the director’s fiduciary duties. The Company’s Certificate of Incorporation includes provisions that eliminate the liability of directors to the Company or its stockholders for monetary damages for a breach of fiduciary duties as directors to the fullest extent permitted by Delaware law. Under Delaware law, such a provision may not eliminate or limit a director’s monetary liability for: (i) breaches of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; (iii) the payment of unlawful dividends or stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit.

Anti-Takeover Effects. Certain provisions of Delaware law and the Certificate of Incorporation and the Bylaws may have certain anti-takeover effects and may delay, defer or prevent a change in control of the Company.

Under Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), a Delaware corporation is generally prohibited from engaging in a “business combination” with an “interested stockholder” for three years following the time that such person or entity becomes an interested stockholder, unless (i) prior to the time that such stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares (A) owned by persons who are directors and also officers and (B) in employee stock plans in which employee participants do not have the right to determine confidentially whether shares subject to the plan will be tendered in a tender or exchange offer, or (iii) at or following the time that such stockholder become an interested stockholder, the board of directors and two-thirds of the shares (other than owned by the interested stockholder) approve the transaction. A corporation may “opt out” of Section 203 of the DGCL in its certificate of incorporation. The Company has not “opted out” of, and is subject to, Section 203 of the DGCL.

In addition, the Certificate of Incorporation and the Bylaws contain provisions which:

•provide that the Board may authorize the issuance from time to time of shares of preferred stock and in general may fix the designations, powers, rights, preferences, qualifications, limitations and restrictions thereof;

•establish advance notice requirements for stockholders to nominate candidates for election as directors or present other business for consideration at meetings of stockholders; and

•pursuant to Section 115 of the DGCL, provide that the sole and exclusive forum for certain “internal corporate claims” will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware).

The above provisions of the Certificate of Incorporation and the Bylaws may have certain anti-takeover effects.

The transfer agent, registrar and dividend disbursing agent for the Common Stock is Computershare Trust Company, N.A.

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